Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-80539) pertaining to the Wellsford Real Properties, Inc. Rollover Stock Option Plan, Wellsford Real Properties, Inc. 1997 Management Incentive Plan and the Wellsford Real Properties, Inc. 1998 Management Incentive Plan of Wellsford Real Properties, Inc. and the Registration Statement (Form S-8 No. 333-134785) pertaining to the Wellsford Real Properties, Inc. Rollover Stock Option Plan and the Wellsford Real Properties, Inc. 1997 Management Incentive Plan of our report dated March 27, 2007 with respect to the consolidated financial statements and schedule of Wellsford Real Properties, Inc. and Subsidiaries, included in the Annual Report (Form 10-K/A) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
April 26, 2007